Exhibit 99.1

April 29, 2008

FOR IMMEDIATE RELEASE

PLIANT CONTINUES ITS SUCCESSFUL MODERNIZATION,

COST REDUCTION & DEBT REDUCTION PLANS

Schaumburg, IL — Pliant Corporation announced the next steps in its on-going improvement plans. These changes will lower its financial leverage to the lowest in its corporate history. Pro-forma financial leverage will be 6.5x as a result of the action.

Equipment Modernization & Capability Advancement

•                  Over the last four years, Pliant has modernized over 700 million pounds of its capacity, resulting in the following enhanced capabilities to offer its customers

•                  Films made with recycled plastic content

•                  Films that are degradable

•                  Films with extremely precise gauge control

•                  Films that deliver lowest material content per square meter

•                  Retail and Foodservice cutter boxes

•                  Films with extremely precise coefficient-of-friction (COF) control

•                  Films printed in-line

•                  Films with extruded colors

•                  Films with state-of-the-art off-line 8 and 10 color flexographic and rotogravure process

•                  State-of-the-art bag production

•                  State-of-the-art pouch production

•                  Film-to-film laminations, including microwaveable cook-in-package films

•                  Multi-layer films to provide improved barrier, shrink, and optical properties

•                  Coating, plasma deposition and steam chambers to deliver superior film attributes and performance

•                  A full service, in-house graphics center with state-of-the-art technology including direct-to-plate graphics capability

•                  This program has been implemented one step at a time and the next round is being announced today

•                  100 million pounds of capacity will be upgraded, modernized and reinstalled in lower cost plant locations

•                  State of the art upgrades include: faster throughput speeds, improved gauge control, enhanced inspection systems, flexible die designs and expanded material blending characteristics

Medical Products Center of Excellence Created

•                  The company is consolidating its successful medical packaging business

•                  This $50 million business is growing fast, and this consolidation will position the company as a full service provider of formable device packages as well as gown, drape, and cover film and composites

Low Cost Plant Network

•                  Over the last five years, Pliant has consolidated 7 of its highest cost locations or approximately 25%, to improve operating scale and reduce fixed costs

•                  The next set of locations being consolidated as part of this modernization plan

•                  Deerfield, MA

•                  Dalton, GA

•                  Harrington, DE

•                  Newport News, VA

•                  This effectively completes the company’s current consolidation plans. Pliant is already an industry leader in Lean Manufacturing, systematic improvements in material flexibility, inventory management techniques, and continuous improvement in operational cost modeling.  The consolidation of facilities will accelerate the pace of inventory reductions through improved vertical integration of value-added products within the converting plants, in addition to the natural benefits of raw material and finished goods being produced in fewer locations.

•                  Additionally, the company is in active discussions to implement new production locations in the Middle East and Eastern Europe to support its fast growth in those geographies

Profit Rate Improvement

•                  Over the last 4 years, Pliant has closed its profit rate gap versus the industry median profit rate

Historical EBITDA Margins with

Pro-Forma Restructuring Benefit

	2004	2005	2006	2007
Median	13.7%	11.4%	9.5%	9.9%
Pliant	9.8%	8.6%	9.0%	8.8%
Pliant pro-forma				10.2%

•                  These actions will put Pliant’s pro-forma profit rate above the industry median for the first time

$80 Million Debt Reduction and Will Reduce Leverage to 6.5x

•                  Pliant’s maintenance capex and working capital requirements will be reduced as a result of these manufacturing footprint optimization actions

•                  Additionally, the Company will take the opportunity to sale-leaseback some of its facilities and/or equipment and is working with the Staubach Corporation to accomplish this

•                  The Company will be able to reduce its debt by $80 million over the next 14 months

•                  This will immediately deleverage the Company and increase shareholder value

•                  The Company’s pro-forma leverage will be 6.5x after completion of these improvements

•                  This is the lowest leverage since the Company’s inception in June 2000

Pliant Leverage Trend

2000 — 2009

Leverage
2000	7.4
2001	7.5
2002	10.7
2003	11.3
2004	13.6
2005	10.7
2006	7.1
2007	7.8
6/30/2009	6.5

Summary

•                  These actions will reduce Pliant’s cost structure by an incremental $15 million pro-forma.

•                  A significant amount of pre-planning costs, line cross-qualifications, capacity planning, and site preparation was completed in the fourth quarter of 2007 and the first quarter of 2008 to insure both a well funded and seamless transition for our valued customers.

•                  Once completed, every operating complex in the Pliant network will have been modernized within the past five years.

These actions will significantly increase Pliant’s competitiveness across its product and geographic reach and accelerate its growth prospects in key focus areas. Additionally, this is an important step forward in the company’s debt reduction programs, which will reduce projected leverage to 6.5 turns.  This rate will be the lowest leverage in Pliant’s history.  This improvement in our credit profile will have a positive impact as we refinance our bonds.  These changes will also maintain Pliant’s cash flow to retain our core philosophy of continuous investment in our people, products, and processes to deliver industry leading solutions to our customers.

Cautionary Statement for Forward-Looking Information

Any disclosures in this release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements are subject to risks and uncertainties and are subject to change based upon a variety of factors that could cause actual results to differ materially from those we currently anticipate. Factors that could have a material and adverse impact on actual results are identified in Pliant’s Annual Report on Form 10-K, filed with the U.S. Securities and Exchange

Commission (the “SEC”) on March 19, 2008 and in the reports and documents Pliant files from time to time with the SEC. Pliant undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after today or to reflect the occurrence of unanticipated events.

About Pliant:

Pliant Corporation is a leading producer of value-added film and flexible packaging products for personal care, medical, food, industrial and agricultural markets. The Company operates 21 manufacturing and research and development facilities around the world, and employs approximately 2,900 people.

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CONTACT:

Stephen T. Auburn

Vice President and General Counsel

Steve.auburn@pliantcorp.com

Phone: 847-969-3319

Company Web Site: www.pliantcorp.com